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[FAMILY GOLF LOGO]


                           COMPANY CONTACT:   KRISHNAN P. THAMPI, PRESIDENT AND
                                                        CHIEF OPERATING OFFICER
                                        KERRI SWAIN, INVESTOR RELATIONS MANAGER
                                                       516-694-1666 - TELEPHONE
                                                              IR@FAMILYGOLF.COM



                                                           FOR IMMEDIATE RELEASE


                      FAMILY GOLF CENTERS OBTAINS EXPANDED
                          $130 MILLION CREDIT FACILITY

MELVILLE, NY, OCTOBER 18, 1999 - Family Golf Centers, Inc. (NASDAQ, NM: FGCI) today announced that the lenders under the Company's $100 million Credit Facility have agreed to restructure and expand the facility to $130 million. The $130 million credit facility will replace the Company's previous $100 million credit facility. The proceeds will be used to finance construction projects and for working capital purposes, including the payment of interest under the Subordinated Convertible Notes, which the Company intends to pay on October 22, 1999. The new facility provides for varying interest rates between prime + 1 1/2% and prime + 3%, is secured by substantially all of the Company's assets and requireS certain scheduled principal payments through its maturity date on December 31, 2002. As part of the restructuring, the Company was required to issue to the lenders warrants for up to 10% of the Company's outstanding common stock on a fully diluted basis, at an exercise price of $0.50 per share, subject to the Company's right to cancel up to 50% of such warrants under certain circumstances.

The Company also announced that it has reached agreement with Bank of America on the terms for restructuring $6.1 million in indebtedness due to it. Bank of America has granted the Company an extension through November 5, 1999 during which time the Company expects to complete loan documentation. However, no assurance can be given that the Company will be successful in this effort.

In addition, the Company announced an Office of the Chairman has been established in order to oversee the restructuring of the Company's operations. The Office of the Chairman is comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Restructuring Officer (C.R.O.). Stephen Cooper, Managing Principal at Zolfo Cooper, L.L.C., has been named C.R.O. for Family Golf Centers and Philip Gund, Principal at Zolfo Cooper, L.L.C. will serve as interim C.F.O. until such time as a permanent C.F.O. is appointed.

In connection with the restructuring of its operations, the Company anticipates closing or selling certain of its facilities and evaluating its remaining operations. The Company will recognize impairment losses and other related charges in the amount of $40- $60 million for the period ending September 30, 1999. Family Golf Centers continues to explore other strategies and is considering the disposition of non-golf operations. Such dispositions may result in the Company incurring further losses.

                                   -continued-

Dominic Chang, Chairman and C.E.O. of Family Golf Centers stated, "We are extremely pleased with the expansion of our credit facility. The revised credit facility will provide additional working capital and will enable the Company to return its focus to improving business operations. We have taken immediate steps in reducing payroll and other operating expenses and continue to explore additional measures to return the Company to profitability."


Family Golf operates golf centers throughout North America. The Company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play and typically offer full-line pro shops, golf lessons and other amenities such as miniature golf and snack bars. The Company also operates complementary sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. Currently, the Company owns, operates, manages or has under construction 121 golf centers and 25 ice and family entertainment facilities in 25 states and three Canadian provinces.

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The matters discussed in this news release may be considered "forward-looking"
statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties including those as described in Family Golf Centers, Inc.'s 10K for the year ended December 31, 1998; actual results could differ materially from those indicated by such forward-looking statements.



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